State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 04/13/2010
FILED 11:36 AM 04/13/2010
SRV 100376938 - 4810785 FILE

CERTIFICATE OF INCORPORATION
OF
Ameri Metro, Inc.

FIRST: The name of the corporation is Ameri Metro, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 3500 South DuPont Highway in the City of Dover, County of Kent. The Registered Agent in charge at such address is Incorporating Services, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall be authorized to issue 1,500 (Fifteen Hundred) Shares at No par value.

FIFTH: The name and address of the incorporator is:

Global Reit Investment Limited
Company # 6426885
2nd Floor, 43 Broomfield Road
Chelmsford Essex CM1 1SY UK

SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, have hereunto set my hand this 12th day of April, 2010.

Global Reit Investment Limited

Name: Ross Hammond
For and on behalf of:
Third Party Company Secretaries Limited
Title: Company Secretary